SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

TRI-CONTINENTAL CORPORATION

(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT LLC
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN MASTER FUND LTD
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
PARADIGM PARTNERS, N.W., INC.
ARTHUR D. LIPSON
SCOTT FRANZBLAU
ROBERT FERGUSON
MICHAEL DUNMIRE
PAUL DEROSA
DAVID B. FORD
ELYSE NAKAJIMA

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed

Western Investment Hedged Partners L.P. together with the other Participants (as defined below) (“Western Investment”) is filing materials contained in this Schedule 14A with the Securities and Exchange Commission relating to the definitive proxy statement and accompanying proxy cards filed with the Securities and Exchange Commission on August 22, 2006 and to be used in connection with the special meeting of stockholders of Tri-Continental Corporation (the “Company”) scheduled to be held on September 28, 2006 (the “special meeting”) to solicit votes in support of the election of Western Investment’s slate of director nominees and against certain of the Company’s proposals at the special meeting. Western Investment urges stockholders to read its definitive proxy statement because it contains important information.

Item 1:

The following represents the beliefs of Western Investment:

Western Investment Hedged
Partners L.P.

_____________________________________________

Tri-Continental Corporation

Special Meeting

September 28, 2006

The Special Meeting

Tri-Continental directors have called expensive Special
Meeting for one purpose: entrenchment.

Maryland law provides that “hold-over” directors would stay
in office until next annual meeting, when two classes of
directors would be up for election.

Additional Cost of $1.4 million to Tri-Continental
stockholders and stockholder disturbance.

Use of the corporate treasury to make achieving
stockholder representation on the board as expensive as
possible.

Proposal Two – lowering quorum to one-third would allow
fundamental changes, by a small percentage (only 17
percent) of holders, which would affect all stockholders.

Western Investment Hedged Partners L.P.

Seeking representation, not control:
3 seats on a 9 member board.

First purchased Tri-Continental shares in 1999.

Major stockholder since 2002.

Currently hold over 9% of the outstanding.

Value of investment exceeds $200 million.

Independent nominees: demonstrated world-class
expertise.

Restore Tri-Continental to its historical standard of
investment excellence.

Improve performance – trim discount to NAV.

Stockholders Deserve:

Effective oversight of the fund manager.

A reduction of the persistent and overly deep
discount to NAV.

An independent, active voice in the Tri-Continental
boardroom.

Superior investment performance. Seligman boasts
that they have recently matched the S&P 500, to us
success means substantially exceeding it. That is
our record.

Responsible spending of stockholder funds.

Ineffective Board Leadership

We believe current board is woefully ineffective:

Multiple Seligman board memberships.

13+ years average service = 13+ years of inaction.

No Seligman board member can point to a record of successful investment management performance. Mr. Morris may reference his career in investment banking, but this is NOT investment
management.

Over $1 million spent on 2006 Annual Meeting -  about $18 per holder.

$1.4 million earmarked for 2006 Special Meeting - about $25 per stockholder.

Independent, Experienced Representation

Is Required NOW

Our Nominees

Highly qualified.

Relevant experience.

Demonstrated investment management
accomplishments.

Independent.

Committed to improving performance and
reducing discount to NAV.

Paul DeRosa

Currently one of four senior investment principals of Mt. Lucas Management
Corp., (“MLM”) a diversified investment company.  Global investment strategy with participation, unlike Tri-Continental, in numerous markets worldwide and use of multiple investment vehicles.

17.9% (10 year annualized rate of return) for MLM Macro™ global investment strategy vs. 9.1% for S&P 500 and 6.6% for Tri-Continental.

Former head of capital markets and financial derivative businesses in North
America for Citibank.

Managed Citibank proprietary bond portfolio.

Former co-head of bond trading for E.F. Hutton.

Co-founder and eventual CEO of Eastbridge Holdings Inc., a bond and currency trading company and one of the select few Primary Dealers to the
Federal Reserve.

Staff economist for the Federal Reserve Bank of New York.

Ph.D. in economics from Columbia.

David B. Ford

Formerly General Partner and Managing Director of Goldman
Sachs, and Co-head of Goldman Sachs Asset Management, with
oversight of their investment management business including
investments and the selection and review of  portfolio managers and strategies.  Responsible for management of over $200 billion in assets.

Currently a private investor.

Serves on:

Wharton School Board of Overseers.

Florida State University Board of Trustees.

MBA from the Wharton School at the University of Pennsylvania.

Arthur D. Lipson

Principal of Western Investment Hedged Partners L.P.

Manager - private investment funds investing primarily in closed-end funds since 1995.

Formerly with Goldman Sachs, Lehman Brothers and Paine
Webber.

Responsible for all fixed income research at Lehman and Paine
Webber.

Known for innovation and leadership in the industry.

Created the Lehman Brothers bond indices.

Master of Science from Columbia University.

Bachelor of Science from the California Institute of Technology.

We Believe
Tri-Continental Is Off Course

History of Poor Performance.

Manager’s Regulatory Difficulties.

Discounted Market Value.

     And We Intend to Right It.

Off Course: Failed Performance

NAV total return has lagged the S&P in 12 of
past 15 years.

$1000 invested in TY on 1/1/91 would have
grown by $2643 at 12/31/05.

$1000 put into the S&P 500 on 1/1/91 would
have grown by $4135 at 12/31/05.

An investment in the S&P 500 would have
generated 56% more profit.

Every $1000 invested in TY on 1/1/91 resulted in
almost $1500 in underperformance by 2005.

Shareholder Return at Year-end
TriContinental NAV vs. S&P 500 Index
4%
2%
0%
-2%
-4%
-6%
-8%
-10%
-12%
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005

Off Course: Failed Performance

Tri-Continental NAV Underperformance vs. S&P 500 Index
100%
95%
90%
85%
80%
75%
70%
Dec-90
Dec-91
Dec-92
Dec-93
Dec-94
Dec-95
Dec-96
Dec-97
Dec-98
Dec-99
Dec-00
Dec-01
Dec-02
Dec-03
Dec-04
Dec-05
Year Ending

Off Course: Failed Performance

Growth of $100 Investment (Dividends Reinvested)
$550
$500
$450
$400
$350
$300
$250
$200
$150
$100
Dec-90
Jun-91
Dec-91
Jun-92
Dec-92
Jun-93
Dec-93
Jun-94
Dec-94
Jun-95
Dec-95
Jun-96
Dec-96
Jun-97
Dec-97
Jun-98
Dec-98
Jun-99
Dec-99
Jun-00
Dec-00
Jun-01
Dec-01
Jun-02
Dec-02
Jun-03
Dec-03
Jun-04
Dec-04
Jun-05
Dec-05
Year Ending
Tri-Continental NAV
S&P 500 Index

Off Course: Failed Performance

Off Course: NYS/SEC Probes

Investigation of market-timing activities.

SEC staff has issued a “Wells Notice” and is considering
recommending formal action to the Commission.

New York State Attorney General’s Office (the “AG”) has
gone to court to force Seligman to deliver documents
material to its ongoing inquiry.

  (See: http://www.fixmyfund.com/ty/NYAG%20Seligman%20Affidavit.pdf)

Mr. Morris still tells holders, “there are no regulatory lawsuits pending against Tri-Continental, Seligman, or me
personally.”

Seligman’s main public defense is to challenge the authority of the AG to prosecute.

Off Course: NYS/SEC Probes

Attorney General Office’s affidavit states that Seligman
engaged in ‘fraud, concealment, suppression and false
pretense’ in violation of NYS General Business Law.

That it “knowingly tolerated mutual fund timing activities in the Seligman funds that violated the terms of the Seligman
Funds’ prospectuses and harmed shareholders”

And “chose to permit self-interested, fee-generating and
prospectus-violating timing transactions over its fiduciary
obligations to act in the best interests” of stockholders.
Mr. Morris is the owner of approximately 75% of Seligman.

The AG believes that the boards of the Seligman group of
funds “are subservient to Seligman”.

Off Course: NYS/SEC Probes

AG believes the “dilution in the value of the Seligman group of funds due to market timing activity is estimated to be in
excess of $80 million since 1998”.  While Tri-Continental
was not one of the injured funds, the same Seligman directors failed to stop the abuses.

Directors of affected funds failed to pick up on “red flag”
turnover in some funds that indicated market timing activity.

In a second, separate matter involving brokerage fees and
compensation arrangements for brokers selling Seligman
funds, Seligman has repaid Tri-Continental over $637,000
because it believes it may have violated applicable
requirements for certain orders to buy and sell portfolio
securities.

Off Course: Suppressing Stockholder
Communications

Communication is the backbone of corporate
democracy.

Company in last election prevented us from
effectively communicating with almost 50% of
the stockholder base by refusing access to the
holder list until forced by court order late in the
process.

We were entitled to access by law.

Only gained it after litigating the matter.

Off Course:  Seligman’s Corporate
Governance Flip Flops

Tri-Continental Board amended Bylaws in 2005 to require directors to be elected by the affirmative vote of the holders of the majority of the votes entitled to be cast.  Prior to this change a plurality vote was all that was required.

After the failed 2006 election of directors, Tri-Continental’s Board amended the Bylaws to provide that at a special meeting to elect incumbent directors which were not elected at the failed 2006 annual meeting’s election of directors, directors could be elected by a plurality of the vote.  Thereafter, the amended bylaws again provide for a majority voting requirement.

The two other closed end funds (Seligman Select Municipal Fund, Inc.  and
Seligman Quality Municipal Fund, Inc.) managed by Seligman both require directors to be elected by the affirmative vote of the holders of the majority of the votes entitled to be cast.

Why is the Board Flip-Flopping?  Is the Board using these self-serving
Bylaw amendments to try to entrench themselves?

Off Course: Discounted Market Value

A modest discount to NAV is normal and acceptable.

A persistent and double-digit deep discount lasting for
13 years is not.

Discount reflects the market’s response to management’s
inability or unwillingness to generate returns
commensurate with the value of assets under its
management.

Discount narrowed recently, we believe because of
Western’s challenge.  The board has attempted to take
credit for “Improved market performance”.

Morningstar on Seligman Mutual Funds*

Due to regulatory problems, Morningstar
recommends investors in Seligman mutual funds
to “proceed with caution”.

Morningstar Stewardship Overall Grade:

F

Seligman is one of only 5 fund companies out of
140 to earn an “F” rating.

*Although Tri-Continental is not reviewed by
Morningstar, Seligman is the manager of Tri-
Continental.

Correcting The Course

Talent, proven expertise and relevant experience.

Our investment aligns our interests with Tri-
Continental stockholders.  Outperformance by TY
is essential to Western’s returns.

We are convinced that a fresh and forceful
stockholder presence on the Tri-Continental
board will help set things right.

VOTE THE GOLD PROXY

FOR talented, independent, experienced and
accomplished investment professionals to represent you
on the Tri-Continental Board.

AGAINST the self-serving proposal to alter quorum
requirements for future shareholder meetings.

VOTE FOR THE SLATE THAT IS COMMITTED TO THE
CREATION OF SHAREHOLDER VALUE THROUGH
CORPORATE DEMOCRACY.

CERTAIN INFORMATION CONCERNING WESTERN INVESTMENT

Western Investment Hedged Partners L.P. (“Western Investment”), together with the other Participants (as defined below), made a filing on August 22, 2006 with the SEC of a proxy statement (the “Proxy Statement”) and accompanying proxy cards to be used, among other things, to solicit votes in support of the election of the Participants’ slate of director nominees and against certain of Tri-Continental Corporation’s (the “Company”) proposals at the special meeting (the “special meeting”) of the Company scheduled for September 28, 2006.

Western Investment advises all stockholders of the Company to read the Proxy Statement and other proxy materials relating to the special meeting as they become available because they contain important information. Such proxy materials are available at no charge on the SEC’s web site at http://www.sec.gov. In addition, the Participants in the solicitation will provide copies of the proxy materials, without charge, upon request. Requests for copies should be directed to the Participants’ proxy solicitor, Innisfree M&A Incorporated, at its toll-free number: (877) 456-3510 or by e-mail at: mbrinn@innisfreema.com.

The Participants in the proxy solicitation are Western Investment, Western Investment LLC, Arthur D. Lipson, Western Investment Activism Partners LLC, Western Investment Total Return Master Fund Ltd., Benchmark Plus Institutional Partners, L.L.C., Benchmark Plus Partners, L.L.C., Benchmark Plus Management, L.L.C., Paradigm Partners, N.W., Inc., Scott Franzblau, Robert Ferguson, Michael Dunmire, Paul DeRosa, David B. Ford and Elyse Nakajima (the “Participants”). Information regarding the Participants and their direct or indirect interests is available in the Schedule 13D jointly filed with the SEC on January 6, 2006, as subsequently amended on January 10, 2006, February 15, 2006, March 3, 2006, May 12, 2006, and July 12, 2006, and the Proxy Statement.